Exhibit 99.1

Vantiv Reports Fourth Quarter and Full Year 2012 Results

Completes Successful First Year as a Public Company

$0.38 in Fourth Quarter Adjusted Cash Net Income per Share

$1.22 in Full Year Adjusted Cash Net Income per Share

Net Revenue Guidance for 2013 of $1.21 to $1.23 Billion

Adjusted Cash Net Income per Share Guidance for 2013 of $1.46 to $1.50

CINCINNATI - February 20, 2013 - Vantiv, Inc. (NYSE: VNTV) (Vantiv or “the Company”) today announced financial results for the fourth quarter and full year ended December 31, 2012. Revenue increased 13% to $494.1 million in the fourth quarter as compared to $439.0 million in the prior year period. Net revenue increased 12% to $271.2 million in the fourth quarter as compared to $242.7 million in the prior year period. On a GAAP basis, net income attributable to Vantiv, Inc. was $28.8 million during the fourth quarter, or $0.22 per diluted share, compared with $15.7 million, or $0.18 per diluted share, in the prior year period. Cash net income increased 39% in the fourth quarter to $81.6 million as compared to $58.5 million in the prior year period. Adjusted cash net income per share was $0.38 for the fourth quarter. (See Schedule 2 for cash net income and Schedules 6 and 7 for GAAP net income reconciliation to cash net income.)

For the full year, revenue increased 15% to $1,863.2 million as compared to $1,622.4 million in the prior year. Net revenue increased 18% to $1,022.6 million in 2012 as compared to $865.7 million in the prior year. On a GAAP basis, net income attributable to Vantiv, Inc. in 2012 was $57.6 million, or $0.47 per diluted share, compared with $36.2 million, or $0.40 per diluted share, in the prior year. Cash net income increased 41% in 2012 to $260.0 million as compared to $184.1 million in the prior year. Adjusted cash net income per share was $1.22 for the full year 2012. (See Schedule 2 for cash net income and Schedules 6 and 7 for GAAP net income reconciliation to cash net income.)

Transaction growth was 20% and 19% for the fourth quarter and full year, respectively, primarily due to superior transaction growth in the Merchant Services segment of 23% and 24% for the fourth quarter and full year, respectively. The Financial Institutions Services segment also experienced strong transaction growth with a 7% and 3% increase for the fourth quarter and full year, respectively.

Vantiv's scale and efficiency continued to support superior profitability as reflected by the Company's fourth quarter adjusted EBITDA margin of 53%. For the full year, Vantiv's adjusted EBITDA margin was 50%. (See Schedules 6 and 7 for GAAP net income reconciliation to cash net income and Schedule 8 for reconciliation from GAAP income from operations to adjusted EBITDA.)

With respect to cash net income, income tax expense was reduced by the recognition of tax benefits attributable to the amortization of intangibles and other tax attributes associated with acquisitions, including Litle, and to the tax basis step up associated with our separation from Fifth Third Bank and the subsequent purchase or exchange of Class B units of Vantiv Holding. This tax benefit is recurring and is expected to reduce income tax expense with respect to cash net income by approximately $4.0 million each quarter in 2013 and beyond.

“Our fourth quarter results cap an outstanding first year for Vantiv as a public company,” said Charles Drucker, president and chief executive officer at Vantiv. “Our strong financial performance is a testament to our dedicated employees, our commitment to execution, and our focus on our clients. Our strategy to generate superior growth and profitability by broadening and deepening our distribution channels, expanding into high growth markets, and increasing our small to mid-sized client base is working, and I expect to continue to deliver double-digit growth in 2013 and beyond.”

Merchant Services

Net revenue increased 12% to $188.4 million in the fourth quarter as compared to $167.5 million in the prior year period, primarily due to a 23% increase in transactions. On a full year basis, net revenue increased 24% to $699.8 million, primarily due to a 24% increase in transactions. Net revenue grew at a lower rate in the fourth quarter as compared to the full year due primarily to the impact of the debit interchange legislation in the Durbin Amendment in the fourth quarter of 2011. Consistent with the prior two quarters, net revenue per transaction declined as compared to the prior year period due principally to the addition of a large national processing contract in the second quarter. Sales and marketing expenses increased 6% in the fourth quarter to $62.5 million and by 21% for the full year to $255.9 million.

Financial Institution Services

Net revenue increased 10% to $82.8 million in the fourth quarter as compared to $75.2 million in the prior year period, primarily due to a 7% increase in transactions and growth in value added services revenue. On a full year basis, net revenue increased 7% to $322.8 million, primarily due to a 3% increase in transactions and growth in value added services revenue. Sales and marketing expenses increased by 4% in the fourth quarter to $5.6 million and by 3% for the full year to $24.8 million.

2013 Financial Outlook

“The results we achieved in 2012 along with continued expectations for strong growth in our core business as well as expansion into ecommerce gives us confidence in our growth as we enter 2013,” said Mark Heimbouch, chief financial officer. “In 2013, we expect to generate net revenue of $1.21 to $1.23 billion, which represents growth of approximately 18% to 20%, and adjusted cash net income per share of $1.46 to $1.50, which represents growth of 20% to 23%. On a GAAP basis, we expect to generate earnings per share of $0.60 to $0.63 in 2013.”

Earnings Conference Call and Audio Webcast

The Company will host a conference call to discuss fourth quarter and full year 2012 financial results today at 8:00 AM ET. Hosting the call will be Charles Drucker, president and chief executive officer and Mark Heimbouch, chief financial officer. The conference call can be accessed live over the phone by dialing (888) 205-6695, or for international callers (913) 981-5583, and referencing conference code 8782456. A replay will be available approximately two hours after the call concludes and can be accessed by dialing (888) 203-1112, or for international callers (719) 457-0820, and entering replay pass code 8782456. The replay will be available through Wednesday, March 6, 2013. The call will be webcast live from the Company's investor relations website at http://investors.vantiv.com.

About Vantiv, Inc.

Vantiv, Inc. (NYSE: VNTV) is a leading, integrated payment processor differentiated by a single, proprietary technology platform.  Vantiv offers a comprehensive suite of traditional and innovative payment processing and technology solutions to merchants and financial institutions of all sizes in the U.S., enabling them to address their payment processing needs through a single provider.  We build strong relationships with our customers, helping them become more efficient, more secure and more successful.  Vantiv is the third largest merchant acquirer and the largest PIN debit acquirer based on number of transactions in the U.S.  The Company's growth strategy includes expanding further into high growth payment segments, such as ecommerce, mobile, prepaid and information solutions, and attractive industry verticals, such as business-to-business, government, healthcare and education. For more information, visit www.vantiv.com.

Non-GAAP Financial Measures

This earnings release presents non-GAAP financial information including net revenue, adjusted EBITDA, cash net income, and adjusted cash net income per share information. These are important financial performance measures for the Company, but are not financial measures as defined by GAAP. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are presented in the attached schedules.

Net revenue is revenue, less network fees and other costs. Cash net income includes adjustments to exclude amortization of intangible assets acquired in business combinations and customer portfolio and related asset acquisitions, share-based compensation, transition costs associated with our separation from Fifth Third Bank, integration costs incurred in connection with acquisitions, cash tax adjustments, and conversion of non-controlling interests into shares of Class A common stock. For purposes of providing better comparability we also made adjustments to interest expense and depreciation in 2011. (See Schedule 6 and 7 for a reconciliation from GAAP net income to cash net income.)

Forward-Looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this release are forward-looking statements including any statements regarding guidance and statements of a general economic or industry specific nature. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, guidance, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements contained in this release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you review and consider information presented herein, you should understand that these statements are not guarantees of future performance or results. They depend upon future events and are subject to risks, uncertainties (many of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual future performance or results and cause them to differ materially from those anticipated in the forward-looking statements. Certain of these factors and other risk factors are discussed in the Company's filings with the U.S. Securities and Exchange Commission and include, but are not limited to: (i) the ability to keep pace with rapid developments and change in our industry and provide new services to our clients; (ii) competition within our industry; (iii) disclosure of unauthorized data and security breaches that expose us to liability, litigation and reputational damage; (iv) failures of our systems or systems of our third party providers; (v) our inability to expand our market share in existing markets or expand into new markets; (vi) our ability to identify acquisition, joint venture and partnership candidates and finance or integrate businesses, services or technologies that we acquire; (vii) failure to comply with applicable requirements of Visa, MasterCard or other payment networks; (viii) changes in payment network rules or standards; (ix) our ability to pass fee increases along to merchants; (x) termination of sponsorship or clearing services provided to us; (xi) increased attrition of our merchants, independent sales organizations, or ISOs, or referral partners; (xii) inability to successfully renew or renegotiate agreements with our clients or ISOs; (xiii) reductions in overall consumer, business and government spending; (xiv) fraud by merchants or others; (xv) a decline in the use of credit, debit or prepaid cards; (xvi) consolidation in the banking and retail industries; and (xvii) the effects of governmental regulation, changes in laws and outcomes of future litigation or investigations. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by us in this release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contacts:

Investors
Nathan Rozof, CFA
Senior Vice President, Investor Relations
(866) 254-4811
(513)-900-4811
IR@vantiv.com

Media
Andrew Ciafardini
Director of Public Relations
(513) 900-5308
Andrew.Ciafardini@vantiv.com

Schedule 1
Vantiv, Inc.
Consolidated Statements of Income
(Unaudited)
(in thousands, except share data)

	Three Months Ended			Year Ended
	December 31,	December 31,		December 31,	December 31,
	2012	2011	% Change	2012	2011	% Change

Revenue	$494,092	$439,047	13%	$1,863,239	$1,622,421	15%
Network fees and other costs	222,906	196,359	14%	840,597	756,735	11%
Net revenue	271,186	242,688	12%	1,022,642	865,686	18%
Sales and marketing	68,042	64,633	5%	280,644	236,917	18%
Other operating costs	38,572	35,672	8%	158,374	143,420	10%
General and administrative	31,844	18,367	73%	118,231	86,870	36%
Depreciation and amortization	41,357	39,559	5%	160,538	155,326	3%
Income from operations	91,371	84,457	8%	304,855	243,153	25%
Interest expense—net	(9,897)	(25,764)	(62)%	(54,572)	(111,535)	(51)%
Non-operating expenses(1)	—	(700)	NM	(92,672)	(14,499)	NM
Income before applicable income taxes	81,474	57,993	40%	157,611	117,119	35%
Income tax expense	24,005	18,226	32%	46,853	32,309	45%
Net income	57,469	39,767	45%	110,758	84,810	31%
Less: Net income attributable to non-controlling interests	(28,715)	(24,054)	19%	(53,148)	(48,570)	9%
Net income attributable to Vantiv, Inc.	$28,754	$15,713	83%	$57,610	$36,240	59%

Net income per share of Class A common stock attributable to Vantiv, Inc.:
Basic	$0.23	$0.18		$0.50	$0.40
Diluted	$0.22	$0.18		$0.47	$0.40
Shares used in computing net income per share of Class A common stock:
Basic	126,100,698	89,515,617		116,258,204	89,515,617
Diluted	132,783,880	89,515,617		122,747,362	89,515,617

Non Financial Data:
Transactions (in millions)	4,171	3,490	20%	15,362	12,935	19%

(1) Non-operating expenses primarily consist of charges incurred with the refinancing of our debt in March 2012 and May 2011 and the termination of our interest rate swaps in March 2012.

Schedule 2
Vantiv, Inc.
Cash Net Income (Non-GAAP)
(Unaudited)
(in thousands, except share data)

See schedule 6 and 7 for a reconciliation of GAAP net income to cash net income.

	Three Months Ended			Year Ended
	December 31,	December 31,		December 31,	December 31,
	2012	2011	% Change	2012	2011	% Change
Revenue	$494,092	$439,047	13%	$1,863,239	$1,622,421	15%
Network fees and other costs	222,906	196,359	14%	840,597	756,735	11%
Net revenue	271,186	242,688	12%	1,022,642	865,686	18%
Sales and marketing	68,042	64,133	6%	280,644	236,126	19%
Other operating costs	38,374	32,921	17%	155,825	128,256	21%
General and administrative	20,771	15,229	36%	76,329	62,509	22%
Adjusted EBITDA(1)	143,999	130,405	10%	509,844	438,795	16%
Depreciation and amortization	12,077	9,453	28%	43,103	33,733	28%
Adjusted income from operations	131,922	120,952	9%	466,741	405,062	15%
Interest expense—net	(9,897)	(25,764)	(62)%	(54,572)	(105,638)	(48)%
Adjusted income before applicable income taxes	122,025	95,188	28%	412,169	299,424	38%
Income tax expense (at an effective tax rate of 38.5%)(2)	46,980	36,646	28%	158,685	115,278	38%
Cash tax adjustments(3)	(6,525)	—	NM	(6,525)	—	NM
Adjusted income tax expense	40,455	36,646		152,160	115,278
Cash net income(4)	$81,570	$58,542	39%	$260,009	$184,146	41%

Adjusted cash net income per share(5)	$0.38			$1.22

Adjusted shares outstanding(6)	213,724,756			213,772,063

Non Financial Data:
Transactions (in millions)	4,171	3,490	20%	15,362	12,935	19%

Non-GAAP Financial Measures
This schedule presents net revenue, adjusted EBITDA, cash net income, and adjusted cash net income per share information.  These are important financial performance measures for the company, but are not financial measures as defined by GAAP.  Such financial measures should not be considered as alternatives to GAAP net income, and such measures may not be comparable to those reported by other companies.

Cash net income is derived from GAAP net income, adjusting for the following items: (a) amortization of intangible assets acquired in business combinations and customer portfolio and related asset acquisitions; (b) non-operating expenses primarily associated with the refinancing of our debt and the termination of our interest rate swaps in March 2012 and May 2011; (c) adjustments to income tax expense assuming conversion of non-controlling interests into shares of Class A common stock; (d) share-based compensation; (e) costs associated with our separation from Fifth Third Bank and acquisition and integration costs incurred in connection with our acquisitions; and (f) tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, including Litle, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements established at the time of our initial public offering. For purposes of providing better comparability, we also make adjustments in 2011 to reflect depreciation and amortization assuming that our property and equipment at December 31, 2011 was in place on January 1, 2011 and for interest expense assuming the Company’s level of debt and applicable terms as of December 31, 2011 was outstanding on January 1, 2011.

(1) See schedule 8 for a reconciliation of GAAP income from operations to adjusted EBITDA.
(2) Represents adjustments to income tax expense assuming conversion of non-controlling interests into shares of Class A common stock, including the tax effect of adjustments described above.
(3) Represents tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, including Litle, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements established at the time of our initial public offering.
(4) Cash net income assumes the conversion of non-controlling interests into shares of Class A common stock.
(5) Adjusted cash net income per share is calculated as cash net income divided by adjusted shares outstanding.

(6) Shares for the twelve months ended December 31, 2012 are pro forma and weighted assuming the equity structure in place March 31, 2012, was in place January 1, 2012.  The quarter to date and year to date adjusted shares outstanding include 80,940,875 Class B units that are excluded from the GAAP dilutive income per share calculation.

Schedule 3
Vantiv, Inc.
Segment Information
(Unaudited)
(in thousands)

	Three Months Ended December 31, 2012
		Financial Institution	General
	Merchant Services	Services	Corporate/Other	Total
Total revenue	$380,232	$113,860	$—	$494,092
Network fees and other costs	191,842	31,064	—	222,906
Net revenue	188,390	82,796	—	271,186
Sales and marketing	62,492	5,550	—	68,042
Segment profit	$125,898	$77,246	$—	$203,144

Non-financial data:
Transactions (in millions)	3,300	871		4,171
Net revenue per transaction	$0.0571	$0.0951		$0.0650

	Three Months Ended December 31, 2011
		Financial Institution	General
	Merchant Services	Services	Corporate/Other	Total
Total revenue	$331,514	$107,533	$—	$439,047
Network fees and other costs	164,053	32,306	—	196,359
Net revenue	167,461	75,227	—	242,688
Sales and marketing	58,799	5,335	499	64,633
Segment profit	$108,662	$69,892	$(499)	$178,055

Non-financial data:
Transactions (in millions)	2,673	817		3,490
Net revenue per transaction	$0.0626	$0.0921		$0.0695

	Year Ended December 31, 2012
		Financial Institution	General
	Merchant Services	Services	Corporate/Other	Total
Total revenue	$1,409,158	$454,081	$—	$1,863,239
Network fees and other costs	709,341	131,256	—	840,597
Net revenue	699,817	322,825	—	1,022,642
Sales and marketing	255,887	24,757	—	280,644
Segment profit	$443,930	$298,068	$—	$741,998

Non-financial data:
Transactions (in millions)	11,912	3,450		15,362
Net revenue per transaction	$0.0587	$0.0936		$0.0666

	Year Ended December 31, 2011
		Financial Institution	General
	Merchant Services	Services	Corporate/Other	Total
Total revenue	$1,185,253	$437,168	$—	$1,622,421
Network fees and other costs	620,852	135,883	—	756,735
Net revenue	564,401	301,285	—	865,686
Sales and marketing	211,062	24,046	1,809	236,917
Segment profit	$353,339	$277,239	$(1,809)	$628,769

Non-financial data:
Transactions (in millions)	9,591	3,344		12,935
Net revenue per transaction	$0.0588	$0.0901		$0.0669

Schedule 4
Vantiv, Inc.
Condensed Consolidated Statements of Financial Position
(Unaudited)
(in thousands)

	December 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$67,058	$370,549
Accounts receivable—net	397,664	368,658
Related party receivable	4,415	4,361
Settlement assets	429,377	46,840
Prepaid expenses	10,629	8,642
Other	11,934	20,947
Total current assets	921,077	819,997

Customer incentives	28,927	17,493
Property and equipment—net	174,940	152,310
Intangible assets—net	884,536	916,198
Goodwill	1,804,592	1,532,374
Deferred taxes	141,361	4,292
Other assets	24,096	47,046
Total assets	$3,979,529	$3,489,710

Liabilities and equity
Current liabilities:
Accounts payable and accrued expenses	$215,998	$193,706
Related party payable	1,625	3,814
Settlement obligations	542,564	208,669
Current portion of note payable	92,500	16,211
Deferred income	9,667	7,313
Current maturities of capital lease obligations	5,505	4,607
Other	1,609	6,400
Total current liabilities	869,468	440,720
Long-term liabilities:
Note payable	1,163,605	1,738,498
Tax receivable agreement obligations	484,700	—
Capital lease obligations	8,275	12,322
Deferred taxes	8,207	9,263
Other	1,039	33,187
Total long-term liabilities	1,665,826	1,793,270
Total liabilities	2,535,294	2,233,990

Commitments and contingencies
Equity:
Total equity (1)	1,444,235	1,255,720
Total liabilities and equity	$3,979,529	$3,489,710

(1) Includes equity attributable to non-controlling interests.

Schedule 5
Vantiv, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Year Ended
	December 31,	December 31,
	2012	2011
Operating Activities:
Net income	$110,758	$84,810
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	160,538	155,326
Loss on derivative assets	—	800
Amortization of customer incentives	6,372	3,511
Amortization and write-off of debt issuance costs	59,407	19,544
Share-based compensation expense	33,444	2,974
Deferred taxes	352	31,133
Other non-cash items	1,208	303
Change in operating assets and liabilities:
Increase in accounts receivable and related party receivable	(28,517)	(25,715)
Decrease in net settlement assets and obligations	(48,668)	(38,258)
Increase in customer incentives	(9,306)	(11,385)
Decrease (increase) in prepaid and other assets	11,053	(10,532)
(Decrease) increase in accounts payable and accrued expenses	(3,415)	30,693
Decrease in payable to related party	(2,189)	(8,652)
Increase (decrease) in other liabilities	2,077	(1,098)
Net cash provided by operating activities	293,114	233,454

Investing Activities:
Purchases of property and equipment	(51,435)	(62,714)
Acquisition of customer portfolios and related assets	(13,213)	(3,906)
Purchase of investments	(313)	(3,300)
Cash used in acquisitions, net of cash acquired	(352,330)	—
Net cash used in investing activities	(417,291)	(69,920)

Financing Activities:
Proceeds from initial public offering, net of offering costs of $39,091	460,913	—
Proceeds from follow-on offering, net of offering costs of $1,951	33,512	—
Proceeds from issuance of long-term debt	1,338,750	—
Repayment of debt and capital lease obligations	(1,859,199)	(20,373)
Payment of debt issuance costs	(28,949)	(6,276)
Purchase of Class B units in Vantiv Holding from Fifth Third	(33,512)	—
Repurchase of Class A common stock (to satisfy tax withholding obligations)	(17,906)	—
Tax benefit from employee share-based compensation	14,747	—
Distribution to funds managed by Advent International Corporation	(40,086)	—
Distribution to non-controlling interests	(47,584)	(2,848)
Net cash used in financing activities	(179,314)	(29,497)

Net increase in cash and cash equivalents	(303,491)	134,037
Cash and cash equivalents—Beginning of period	370,549	236,512
Cash and cash equivalents—End of period	$67,058	$370,549

Cash Payments:
Interest	$60,886	$106,459
Taxes	29,261	12,127
Non-cash Items:
Issuance of tax receivable agreements	$484,700	$—
Assets acquired under capital lease obligations	1,202	19,711
Assets acquired under debt obligations	—	19,302
Accrual of secondary offering costs	3,000	—

Schedule 6
Vantiv, Inc.
Reconciliation of GAAP Net Income to Cash Net Income
(Unaudited)
(in thousands)

	Three Months Ended December 31, 2012
	GAAP	Transition, Acquisition and Integration(1)	Share-Based Compensation	Other Adjustments		Cash Net Income

Revenue	$494,092	$—	$—	$—		$494,092
Network fees and other costs	222,906	—	—	—		222,906
Net revenue	271,186	—	—	—		271,186
Sales and marketing	68,042	—	—	—		68,042
Other operating costs	38,572	(198)	—	—		38,374
General and administrative	31,844	(4,518)	(6,555)	—		20,771
Depreciation and amortization	41,357	—	—	(29,280)	(2)	12,077
Income from operations	91,371	4,716	6,555	29,280		131,922
Interest expense—net	(9,897)	—	—	—		(9,897)
Non-operating expenses	—	—	—	—		—
Income before applicable income taxes	81,474	4,716	6,555	29,280		122,025
Income tax expense	24,005	1,816	2,524	18,635	(4)	46,980
Tax adjustments(5)	—	—	—	(6,525)		(6,525)
Net income(6)	$57,469	$2,900	$4,031	$17,170		$81,570

	Three Months Ended December 31, 2011
	GAAP	Transition, Acquisition and Integration(1)	Share-Based Compensation	Other Adjustments		Cash Net Income

Revenue	$439,047	$—	$—	$—		$439,047
Network fees and other costs	196,359	—	—	—		196,359
Net revenue	242,688	—	—	—		242,688
Sales and marketing	64,633	(500)	—	—		64,133
Other operating costs	35,672	(2,751)	—	—		32,921
General and administrative	18,367	(2,366)	(772)	—		15,229
Depreciation and amortization	39,559	—	—	(30,106)	(2)	9,453
Income from operations	84,457	5,617	772	30,106		120,952
Interest expense—net	(25,764)	—	—	—		(25,764)
Non-operating expenses	(700)	—	—	700	(3)	—
Income before applicable income taxes	57,993	5,617	772	30,806		95,188
Income tax expense	18,226	2,161	297	15,962	(4)	36,646
Tax adjustments(5)	—	—	—	—		—
Net income(6)	$39,767	$3,456	$475	$14,844		$58,542

Non-GAAP Financial Measures
This schedule presents net revenue and cash net income.  These are important financial performance measures for the company, but are not financial measures as defined by GAAP.  Such financial measures should not be considered as alternatives to GAAP net income, and such measures may not be comparable to those reported by other companies.

(1) Represents acquisition and integration costs incurred in connection with our acquisitions and costs associated with our separation from Fifth Third Bank.
(2) Represents amortization of intangible assets acquired through business combinations and customer portfolio and related asset acquisitions.
(3) Represents non-operating expenses primarily associated with the refinancing of our debt in 2012 and 2011.
(4) Represents adjustments to income tax expense assuming conversion of non-controlling interests into shares of Class A common stock.
(5) Represents tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, including Litle, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements established at the time of our initial public offering.
(6) Net income assumes the conversion of non-controlling interests into shares of Class A common stock.

Schedule 7
Vantiv, Inc.
Reconciliation of GAAP Net Income to Cash Net Income
(Unaudited)
(in thousands)

	Year Ended December 31, 2012
	GAAP	Transition, Acquisition and Integration(1)	Share-Based Compensation	Comparability Adjustments	Other Adjustments		Cash Net Income

Revenue	$1,863,239	$—	$—	$—	$—		$1,863,239
Network fees and other costs	840,597	—	—	—	—		840,597
Net revenue	1,022,642	—	—	—	—		1,022,642
Sales and marketing	280,644	—	—	—	—		280,644
Other operating costs	158,374	(2,549)	—	—	—		155,825
General and administrative	118,231	(8,458)	(33,444)	—	—		76,329
Depreciation and amortization	160,538	—	—	—	(117,435)	(2)	43,103
Income from operations	304,855	11,007	33,444	—	117,435		466,741
Interest expense—net	(54,572)	—	—	—	—		(54,572)
Non-operating expenses	(92,672)	—	—	—	92,672	(3)	—
Income before applicable income taxes	157,611	11,007	33,444	—	210,107		412,169
Income tax expense	46,853	4,238	12,876	—	94,718	(4)	158,685
Tax adjustments(5)	—	—	—	—	(6,525)		(6,525)
Net income(6)	$110,758	$6,769	$20,568	$—	$121,914		$260,009

	Year Ended December 31, 2011
	GAAP	Transition, Acquisition and Integration(1)	Share-Based Compensation	Comparability Adjustments		Other Adjustments		Cash Net Income

Revenue	$1,622,421	$—	$—	$—		$—		$1,622,421
Network fees and other costs	756,735	—	—	—		—		756,735
Net revenue	865,686	—	—	—		—		865,686
Sales and marketing	236,917	(791)	—	—		—		236,126
Other operating costs	143,420	(15,164)	—	—		—		128,256
General and administrative	86,870	(21,387)	(2,974)	—		—		62,509
Depreciation and amortization	155,326	—	—	1,734	(7)	(123,327)	(2)	33,733
Income from operations	243,153	37,342	2,974	(1,734)		123,327		405,062
Interest expense—net	(111,535)	—	—	5,897	(8)	—		(105,638)
Non-operating expenses	(14,499)	—	—	—		14,499	(3)	—
Income before applicable income taxes	117,119	37,342	2,974	4,163		137,826		299,424
Income tax expense	32,309	14,376	1,145	1,603		65,845	(4)	115,278
Tax adjustments(5)	—	—	—	—		—		—
Net income(6)	$84,810	$22,966	$1,829	$2,560		$71,981		$184,146

Non-GAAP Financial Measures
This schedule presents net revenue and cash net income.  These are important financial performance measures for the company, but are not financial measures as defined by GAAP.  Such financial measures should not be considered as alternatives to GAAP net income, and such measures may not be comparable to those reported by other companies.

(1) Represents acquisition and integration costs incurred in connection with our acquisitions and costs associated with our separation from Fifth Third Bank.
(2) Represents amortization of intangible assets acquired through business combinations and customer portfolio and related asset acquisitions.
(3) Represents non-operating expenses primarily associated with the refinancing of our debt in 2012 and 2011 and the termination of our interest rate swaps in 2012.
(4) Represents adjustments to income tax expense assuming conversion of non-controlling interests into shares of Class A common stock.
(5) Represents tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, including Litle, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements established at the time of our initial public offering.
(6) Net income assumes the conversion of non-controlling interests into shares of Class A common stock.

(7) Depreciation and amortization represents expense associated with our property and equipment, assuming that our property and equipment at December 31, 2011 was in place on January 1, 2011.
(8) Represents adjustment to reflect what our 2011 interest expense would have been if the Company’s level of debt and applicable terms as of December 31, 2011 was outstanding on January 1, 2011.

Schedule 8
Vantiv, Inc.
Reconciliation of GAAP Income from Operations to Adjusted EBITDA
(Unaudited)
(in thousands)

	Three Months Ended			Year Ended
	December 31,	December 31,		December 31,	December 31,
	2012	2011	% Change	2012	2011	% Change

Income from operations	$91,371	$84,457	8%	$304,855	$243,153	25%
Depreciation and amortization	41,357	39,559	5%	160,538	155,326	3%
Transition, acquisition and integration costs(1)	4,716	5,617	(16)%	11,007	37,342	(71)%
Share-based compensation	6,555	772	NM	33,444	2,974	NM
Adjusted EBITDA	$143,999	$130,405	10%	$509,844	$438,795	16%

Non-GAAP Financial Measures
This schedule presents adjusted EBITDA, which is an important financial performance measure for the company, but is not a financial measure as defined by GAAP. Such financial measure should not be considered as an alternative to GAAP income from operations, and such measure may not be comparable to those reported by other companies.

(1) Represents costs associated with our separation from Fifth Third Bank and acquisition and integration costs in connection with our acquisitions.